Exhibit 10.14

Synosia Therapeutics, Inc. 601 Gateway Boulevard, Suite 1200 South San Francisco, CA 94080 USA Attention: Chief Executive Officer	Synosia Therapeutics AG Aeschenvorstadt 36 4051 Basel Switzerland Attention: Chief Business Officer

cc: Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92121 USA Attention: Thomas A. Coll, Esq.

14 January 2009

Re:	Amended and Restated License Agreement

Gentlemen:

Reference is made to the Amended and Restated License Agreement (“License Agreement”) dated December 10, 2008 by and between Roche Palo Alto LLC, Hoffmann-La Roche Inc. and F.Hoffmann-La Roche Ltd (collectively, “Roche”), and Synosia Therapeutics, Inc. and Synosia Therapeutics AG (collectively, “Synosia”). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings provided in the License Agreement.

Under Section 3.2 of the License Agreement, Roche has certain negotiation rights related to Tier 2 Products. Synosia has expressed its desire to obtain a development and/or commercialization partner for Tier 2 Products containing the Program Compound known as “RO 4494351 / R1576 / A2a(3)” or “SYN115” (hereinafter, “SYN115”) and wants to avoid potential delays and disruptions in its partnering discussions with Third Parties that could result from Roche’s exercise of its negotiation rights under Section 3.2.

Roche desires Synosia to consider Roche as one of the candidates for a development and/or commercialization partnership, and in exchange for such consideration is willing to waive its rights with respect to Tier 2 Products containing SYN115 under Section 3.2 of the License Agreement. Accordingly, effective upon execution of this letter agreement by all parties, Roche and Synosia, intending to be legally bound, agree as follows:

Hoffmann-La Roche Inc.	340 Kingsland Street
	Nutley, New Jersey 07110-1199	1/3

1.	Roche hereby irrevocably waives its rights with respect to Tier 2 Products containing SYN115 under Section 3.2 of the License Agreement.

2.	Synosia shall supply Roche with equal access to any information or data provided to any Third Party partner candidate with respect to such Tier 2 Products.

3.	For clarification, Roche is not waiving its right to receive the license maintenance fee of Section 4.2(a) of the License Agreement, and Synosia hereby agrees to pay the license maintenance fee pursuant to Section 4.2(a) of the License Agreement when due.

4.	This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

5.	The License Agreement (including the Exhibits thereto), as expressly amended by this letter agreement, together with the Solvias Agreement, are both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. Except as specifically amended by this letter agreement, the License Agreement shall remain in full force and effect in accordance with its terms.

Please indicate your acceptance of these terms by signing in the space provided below.

Sincerely,

HOFFMANN-LA ROCHE INC.		Apprv’d As To Form LAW DEPT.		ROCHE PALO ALTO LLC

/s/ James A. Dougherty		By	KG	/s/ Kevin A. Marks
Name:	James A. Dougherty			Name:	Kevin A. Marks
Title:	Nutley Site Head Pharma Partnering			Title:	Vice President
Date:	20-JAN-09			Date:	1/27/09

F.HOFFMAN-LA ROCHE LTD				F.HOFFMAN-LA ROCHE LTD

/s/ Robin Breckenridge				/s/ Stefan Arnold
Name:	Dr. Robin Breckenridge			Name:	Stefan Arnold
Title:	Pharma Partnering Site Head Basle			Title:	Head Corporate Law Pharma
				Date:	21.1.2009
Date:	21.1.2009

[Synosia signature pages follow]

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AGREED TO AND ACCEPTED BY:

SYNOSIA THERAPEUTICS AG		SYNOSIA THERAPEUTICS AG

Name:	Anthony Blane	Name:	Uwe Meya
Title:	Chief Business Officer	Title:	VP Clinical Research & Development

Date:	10 Feb 09	Date:	10 Feb 2009

SYNOSIA THERAPEUTICS, INC.

Name:	Ian J. Massey
Title:	President & CEO

Date:	Feb 10, 2009

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